Exhibit 99.1

FOR IMMEDIATE RELEASE

AFFINITY GAMING ANNOUNCES THREE AND NINE-MONTH RESULTS FOR THE PERIOD ENDED SEPTEMBER 30, 2012

Las Vegas, NV - November 13, 2012 - Affinity Gaming, LLC today announced results for the three and nine-month period ended September 30, 2012. Net revenue from continuing operations for the quarter was $100.7 million versus $89.0 million for the prior-year period, an increase of $11.7 million. Net income from continuing operations for the quarter was $1.5 million versus a net loss of $0.6 million for the prior year, an increase of $2.1 million. Adjusted EBITDA for the quarter was $16.6 million versus $11.2 million for the prior-year period, a $5.4 million increase. The Company's property in St. Joseph, Missouri was closed for all but two days during the third quarter 2011 due to flooding on the Missouri River. As a result, third quarter 2011 revenue and EBITDA do not include a material contribution from St. Jo and are not directly comparable to current year results. On a year-over-year basis, excluding the effects of the St. Jo closure, net revenue was flat compared to the prior-year period. A $2.4 million revenue increase from Colorado lease payments was offset by declines in fuel revenue resulting from outsourced fuel operations at the Company's Lakeside Iowa property. St. Jo was responsible for $2.8 million of the $5.4 million increase in EBITDA while lease payments from the Black Hawk Casinos were responsible for $2.4 million of the increase. Excluding the effects of the St. Jo Frontier and Black Hawk casinos, EBITDA from continuing operations increased $0.2 million, or 1.7%.

Current quarter net loss after discontinued operations was $7.5 million compared to a net loss of $2.3 million for the prior year period. Third quarter 2012 net loss from discontinued operations include $15.1 million in non-cash impairment charges partially offset by a $5.3 million income tax benefit related to the Company's recently announced divestiture of three non-core casinos in Northern Nevada.

Continuing Operations Key Financial Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2012	2011	2012	2011
Net revenue	$100,710	$89,014	$305,460	$285,150
Net income (loss)	$1,485	$(640)	$4,171	$3,424

Adjusted EBITDA (1)	16,620	11,232	55,711	44,275
Adjusted net income (loss) (2)	1,638	(869)	9,673	3,644

“Each quarter this year has shown encouraging results from our core operations, and this quarter was no exception,” said David D. Ross, Chief Executive Officer. “Looking strictly at comparable same-store property results, we were able to achieve a 1.7% year-over-year improvement in EBITDA despite the competitive challenges in our markets.”

Third Quarter 2012 Highlights

•	Nevada properties net revenue increased by $0.4 million, driving an EBITDA increase of $0.3 million, a 5.4% improvement over the prior-year period.

•
Excluding a $2.8 million year-over-year EBITDA increase at the Company's St. Jo Frontier casino, the Company's Lakeside Iowa and Mark Twain properties combined for results that were essentially flat to prior year.

•
Lakeside Iowa completed renovations on the original 60 hotel rooms towards the end of the quarter, and is now offering a full complement of 150 new or fully renovated rooms. The hotel and entertainment expansion continue to receive enthusiastic reviews, as the resort continues introducing and integrating the new amenities to yield incremental revenues.

•	Outsourced fuel operations at Lakeside Iowa resulted in a $0.9 million year-over-year decline in revenue without having a material impact on EBITDA.

•
The Company announced entering into a definitive agreement to sell three of its non-core properties located in Northern Nevada to a private group of investors for $19.2 million less customary adjustments and a $1.7 million deferred capital allowance. The transaction is expected to close in the first quarter of 2013.

•
Subsequent to the quarter, the Company and key personnel received Colorado gaming licenses from the Colorado Limited Gaming Control Commission. Receipt of the licenses allowed the Company to take full operational control of its three casino properties in Black Hawk, Colorado on November 1.

Year-to-Date Results

Year-to-date net revenue from continuing operations was $305.5 million versus $285.2 million for the prior-year period, an increase of $20.3 million. Year-to-date net income from continuing operations was $4.2 million versus $3.4 million for the prior-year period, an increase of $0.8 million. Adjusted EBITDA for the nine-month period was $55.7 million versus $44.3 million for the prior-year period, an $11.4 million increase. The Company's property in St. Joseph, Missouri was closed for three months of the nine months for the 2011 period due to flooding on the Missouri River. As a result, both revenue and EBITDA are not directly comparable to current year results. On a year-over-year basis, excluding the effects of the St. Jo closure, net revenue increased approximately $8.1 million compared to the prior-year period. A $5.8 million revenue increase from Colorado lease payments was partially offset by declines in fuel revenue resulting from outsourced fuel operations at the Company's Lakeside Iowa property. St. Jo was responsible for $3.0 million of the $11.4 million increase in EBITDA while lease payments from the Black Hawk Casinos were responsible for $5.8 million of the increase. Excluding the effects of the St. Jo Frontier and Black Hawk casinos, EBITDA from continuing operations increased $2.6 million, or 6.0%.

Year-to-date net loss after discontinued operations was $1.7 million compared to net income of $2.3 million for the prior year. Year-to-date 2012 net loss from discontinued operations include $15.1 million in non-cash impairment charges partially offset by a $5.3 million income tax benefit related to the Company's recently announced divestiture of three non-core casinos in Northern Nevada.

Additional Financial Information

Cash. On September 30, 2012, the Company had total cash balance of $133.9 million.

Debt. On September 30, 2012, the Company had $399.0 million in debt outstanding.

Capital Expenditures. Capital expenditures incurred for the nine-month period ended September 30, 2012 were $16.5 million.

Black Hawk, Colorado Pro Forma. Unaudited net revenue and EBITDA of the Black Hawk Casinos for the three-month period ended September 30, 2012 was $11.1 million and $2.4 million respectively.

Conference Call Information

Affinity Gaming will be hosting its third quarter 2012 conference call today at 12 p.m. Eastern. The conference call number is (877) 407-3982 - please dial the number 10 minutes prior to the scheduled start time. A live webcast of the conference call will also be available on Affinity's website at www.affinitygaming.com.

A replay of the call will be available two hours following the end of the call through 9:00 p.m. Pacific Time (12:00 a.m. Eastern Time) on Tuesday, November 20 at www.affinitygaming.com and by telephone at (877) 870-5176; passcode 403230.

Use of Non-GAAP Financial Measures

The Company uses certain measures that are not defined by Generally Accepted Accounting Principles (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA and Adjusted Net Income are non-GAAP financial measures and should be considered in addition to, not as a substitute for, net income reported in accordance with GAAP. These terms, as defined by Affinity Gaming, may not be comparable to similarly titled measures used by other companies.

(1)
Adjusted EBITDA as used in this press release is earnings before interest, taxes, depreciation, amortization, loss on extinguishment of debt, other non-operating income and expense, pre-opening expense, share based compensation, reorganization and restructuring expense, write-downs, reserves and recoveries and discontinued operations. In future periods, the calculation of Adjusted EBITDA may be different than in this release. A reconciliation between Adjusted EBITDA and Net Income is provide in this release.

(2)
Adjusted Net Income as used in this press release is earnings excluding the after-tax impact of loss on extinguishment of debt, other non-operating income and expense, pre-opening expense, reorganization and restructuring expense, write-downs, reserves and recoveries and discontinued operations. In future periods, the calculation of Adjusted Net Income may be different than in this release. A reconciliation between Adjusted Net Income and Net Income is provided in this release.

Income statement by segment, continuing operations:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2012	2011	2012	2011
Net revenue
Nevada	$66,475	$66,038	$202,724	$196,731
Midwest (1)	31,833	22,976	96,964	88,419
Colorado (2)	2,402	—	5,772	—
Total net revenue	100,710	89,014	305,460	285,150

Adjusted EBITDA
Nevada	6,818	6,469	25,882	24,630
Midwest	10,003	7,296	31,288	27,617
Colorado	2,402	—	5,772	—
Corporate expense and other	(2,603)	(2,533)	(7,231)	(7,972)
Total adjusted EBITDA	16,620	11,232	55,711	44,275

Operating cost and expense
Depreciation and amortization	5,804	5,276	16,933	15,722
Share-based compensation	476	420	1,428	1,260
Corporate write-offs and reserves	—	(1,600)	(707)	(1,600)
Pre-opening expense	265	—	407	—
Total operating cost and expense	6,545	4,096	18,061	15,382

Other non-operating items
Interest expense, net	(7,497)	(7,161)	(22,333)	(21,285)
Loss on extinguishment (or modification) of debt	—	—	(8,842)	—
Other expense	—	(1,172)	—	(1,962)
Total other non-operating items	(7,497)	(8,333)	(31,175)	(23,247)

Income before income taxes	2,578	(1,197)	6,475	5,646
Benefit from (provision for) income taxes	(1,093)	557	(2,304)	(2,222)
Net income (loss) from continuing operations	$1,485	$(640)	$4,171	$3,424

Net loss from discontinued operations	(8,963)	(1,679)	(5,873)	(1,142)
Net income (loss)	$(7,478)	$(2,319)	$(1,702)	$2,282

(1)	The Company's St. Jo Frontier property in Missouri was closed for all but two days of the third quarter in 2011 due to flooding on the Missouri River.

(2)	Represents lease payments from ownership of Colorado assets.

The following table reconciles GAAP Net Income to Adjusted Net Income and Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2012	2011	2012	2011
Net income (loss)	$(7,478)	$(2,319)	$(1,702)	$2,282

Adjustments to net income
Loss on extinguishment (or modification) of debt	—	—	8,842	—
Other expense	—	1,172	—	1,962
Pre-opening expense	265	—	407	—
Corporate write-offs and reserves	—	(1,600)	(707)	(1,600)
Total adjustments to net income	265	(428)	8,542	362

Income tax effect of above adjustments	(112)	199	(3,040)	(142)
Net income from discontinued operations	8,963	1,679	5,873	1,142
Net adjustment to net income	9,116	1,450	11,375	1,362
Adjusted net income (loss)	$1,638	$(869)	$9,673	$3,644

Additional adjustments
Depreciation and amortization	5,804	5,276	16,933	15,722
Interest expense, net	7,497	7,161	22,333	21,285
Share-based compensation	476	420	1,428	1,260
Provision for (benefit from) income taxes	1,205	(756)	5,344	2,364
Total additional adjustments	14,982	12,101	46,038	40,631
Adjusted EBITDA	$16,620	$11,232	$55,711	$44,275

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, which can be identified by the use of words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects”, “projects,” “may,” “will” or “should” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties, and similar references to future periods. These statements are based on management's current expectations and assumptions about the industries in which the Company operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those risks and uncertainties described in the Company's most recent Annual Report on Form 10-K, including under “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.” The Annual Report on Form 10-K can be accessed through the “Corporate Information” section of the Company's website at www.affinitygaming.com. The Company disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.

About Affinity Gaming

Affinity Gaming is a diversified casino gaming company headquartered in Las Vegas, Nevada. Giving effect to transactions that are pending and expected to close in the first quarter of 2013, the Company's casino operations consist of 12 casinos, six of which are located in Nevada, three in Colorado, two in Missouri and one in Iowa. Additionally, Affinity Gaming provides consulting services under an agreement to support the operations of the Rampart Casino at the J.W. Marriott Resort in Las Vegas. For more information about Affinity Gaming, please visit its website: www.affinitygaming.com.

Contact

Affinity Gaming, LLC
David D. Ross, Chief Executive Officer
(702) 341-2410

Affinity Gaming, LLC
J. Christopher Krabiel, Chief Financial Officer and Treasurer
(702) 341-2413

### #### ###